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                                                                     EXHIBIT 4.3



                         AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT TO RIGHTS AGREEMENT ("Amendment") dated as of July 31, 1997, between McDermott International, Inc., a Panama corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"),

                              W I T N E S S E T H
                              -------------------

     WHEREAS, on December 5, 1995 the Board of Directors of the Company authorized and declared a dividend of one preferred stock purchase right (a "Right") for each share of Common Stock outstanding at the close of business on January 2, 1996 (the "Record Date") and authorized the issuance of one Right in respect of each share of Common Stock issued after the Record Date, each Right representing the right to purchase one one-hundredth of a share of Preferred Stock pursuant and subject to the terms and provisions of a Rights Agreement, dated as of December 5, 1995 (the "Rights Agreement") between the Company and the Rights Agent; and

     WHEREAS, on June 6, 1997, the Company's Board of Directors authorized the reduction of the term of the Rights Agreement by 5 years;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The definition of "Final Expiration Date" as set forth in Section 1 of the Rights Agreement is amended to restate in its entirety as follows:

          "Final Expiration Date" means the close of business on January 2, 2001.

     2. To the extent not expressly amended or modified hereby, the Rights Agreement shall remain in full force and effect.

     3. This Amendment, the Rights Agreement, each Right and each Right Certificate issued under the Rights Agreement shall be deemed to be a contract made under the laws of the Republic of Panama and for all purposes shall be governed by and construed in accordance with the laws of such Republic applicable to contracts to be made and performed entirely within such Republic, except that the rights and obligations of the Rights Agent shall be governed by the law of the State of New York.

     4. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
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                         McDERMOTT INTERNATIONAL, INC.


                         By:  /s/ S. Wayne Murphy
                            ------------------------------
                            Name:   S. Wayne Murphy
                            Title:  Senior Vice President,
                                    General Counsel and
                                    Corporate Secretary

                         1450 Poydras Street
                         New Orleans, Louisiana 70161
                         Attention:  Senior Vice President,
                                     General Counsel and
                                     Corporate Secretary

                         FIRST CHICAGO TRUST COMPANY
                          OF NEW YORK


                         By:  /s/ James Kuzmreh
                            ------------------------------
                            Name:   James Kuzmreh
                            Title:  Assistant Vice President

                            525 Washington Boulevard
                            Jersey City, New Jersey 07310
                            Attention: Customer Service Officer